EXHIBIT 27(l)



Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098
651.665.3500 Tel

                                        [MINNESOTA LIFE LOGO]
                                                     A Minnesota Mutual Company





April 29, 2003




Minnesota Life Insurance Company
400 Robert Street North
St. Paul, Minnesota  55101


Re:  Variable Adjustable Life Policy


Dear Sir or Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment Number 20 to the Registration Statement on Form N-6 ("Registration Statement"), File Number 33-3233, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by Minnesota Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Life, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion the illustrations of death benefits, policy values and accumulated premiums for the Policy, described under the headings "Adjustable Life Insurance" and "Policy Adjustments" and fully illustrated in the Statement of Additional Information, Item 26, entitled "Illustrations," based upon the assumptions stated, are consistent with the provisions of the Policies and Minnesota Life's administrative procedures. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the SAI, Item 26, "Illustrations," appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 40 than to prospective purchasers of Polices for a male at other ages or for a female at other ages. The illustrations are based on a commonly used rating classification and premium amounts and ages appropriate for the markets in which the Policies are sold.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Robert J. Ehren, FSA, CLU

Robert J. Ehren, FSA, CLU
Second Vice President
   and Actuary - Individual Actuarial

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